Exhibit 10.36

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is entered into by and between Todd Davis (the “Executive”) and Brio Software, Inc., a Delaware corporation (the “Company”).

WHEREAS, Mr. Davis is employed by the Company; and

WHEREAS, the Company and Mr. Davis have mutually agreed to terminate the employment relationship and to release each other from any claims arising from or related to the employment relationship.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Mr. Davis hereby agree as follows:

1. Executive’s employment with the Company ends effective as of March 31, 2003 (the “Termination Date”).

2. The Company shall provide Executive with the following benefits provided Executive executes and returns this Agreement to the Company within twenty-one (21) days following his receipt of this Agreement, and provided further that Executive does not revoke this Agreement, the Company agrees to provide the following severance benefits to Executive:

(a) Severance Payments. Severance benefit equal to continuation of Executive’s base pay for a one year (12 month) period equal to Executive’s base pay rate of $22,916.66 per month, less applicable withholding; such payments will be made in accordance with the Company’s normal payroll procedures; and

(b) COBRA Reimbursement. Provided the Executive makes a timely and accurate election for continuation health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay on the Executive’s behalf for the applicable premiums for himself (and his eligible dependents, as applicable) for the first twelve (12) months following the Termination Date; thereafter, the Executive shall be eligible to continue the COBRA benefits at his own expense in accordance with the Company’s policy and applicable law; and

(c) Acceleration of Vesting: The Company shall accelerate the vesting of Option No’s. 3124, 3125, and 3847 (collectively, the “Accelerated Options”), such that, for each Option, and additional number of share of stock equal to the number in which the Executive would have vested under such option if his service continued for an additional twelve (12) months shall immediately vest as of the Termination Date.

(d) Current Rights. As of the Termination Date, Executive holds the employee stock option described below, subject to the terms of the 1998 Stock Option Plan and the applicable form of stock option agreement entered into between Executive and the Company (as referenced below and throughout this Agreement as “Option No”). Executive has an extension until December 31, 2003 to exercise options granted in the 1998 Stock Option Plan. Except as set forth herein, Executive acknowledges that he has no right, title or interest in or to any shares of the Company’s capital stock under any arrangement or agreement (oral or written) with the Company or any other party.

Option No.	Plan	Grant Date	Shares Granted	Shares Purchased as of Termination Date	Shares Vested as of Termination Date	Shares to be Accelerated pursuant to Section 6(A)(iii)
3124	1998	12/7/2001	238,980	0	128,848	59,745
3125	1998	12/7/2001	86,020	0	26,881	21,505
3847	1998	12/31/2001	20,000	0	6,250	5,000

			345,000		161,979	86,250

The Company and Executive acknowledge that Executive will be paid all wages, commissions, and accrued unused paid time off (PTO) that Executive earned during his employment with the Company. Executive understands and acknowledges that he shall not be entitled to any payments or benefits from the Company other than those expressly set forth in this paragraph 2.

3. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive through the Termination Date, provided that the Executive has delivered an itemized account and appropriate supporting documentation to the Company on or before May 15, 2003 for such expenses, all in accordance with the Company’s generally applicable policies. Parties acknowledge executive has scheduled meetings throughout the United States scheduled though April 18, 2003 and Executive will submit and be reimbursed for reasonable expenses on or before May 15, 2003.

4. Executive and his successors release the Company and its shareholders, investors, directors, officers, Executives, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against the released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which this Agreement becomes effective, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law. This release does not include Executive’s pending Workers’ Compensation claim. Company and its shareholders, investors, directors, officers, Executives, agents, attorneys, insurers, legal successors and assigns release Executive from any and all claims, actions and causes of action, whether now known or unknown, which Company now has, or at any other time had, or shall or may have against the Executive based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which this Agreement becomes effective with the exception of intentional wrongdoings.

5. Executive acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Executive waives any rights that he has or may have under section 1542 or any similar provisions of the laws of any other jurisdiction, including Minnesota, to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.

6. Executive acknowledges and agrees that he shall continue to be bound by and comply with the terms of any proprietary rights or confidentiality agreements between the Company and Executive.

7. Executive agrees that he shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law. Executive, the Company and its officers agree that they will not, at any time in the future, make any critical or disparaging statements about the other, the Company’s products or its employees, unless such statements are made truthfully in response to a subpoena or other legal process. It is agreed that to fix the damages of any breach of this confidentiality and mutual non-disparagement agreement is extremely impractical and that $10,000.00 is a reasonable estimate of damages on each such event on a per occurrence basis.

8. Executive agrees that for a period of 12 months following the Termination Date, he will not, on behalf of himself or any other person or entity, directly or indirectly solicit any employee of the Company to terminate his employment with the Company.

9. Executive acknowledges and agrees that for a period of twelve (12) months following the Termination Date he will not provide services to any competitor of the Company who engages in the business of analytical applications, analytical tools, query and reporting tools, dashboard building and delivery and business intelligence software including but not limited, to the following companies: Cognos Inc., Business Objects, Viador, Actuate, Crystal, MicroStratagies, Informatica, Alphablox, E.piphany, Hyperion Solutions, Hummingbird and Plumtree.

10. In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action.

11. Successors

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and or assets. For all purposes under this Agreement the term “Company” shall include and successor to the Company’s business and/or assets which becomes bound by this Agreement.

(b) Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

12. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

13. The Executive has entered into the Company’s standard form of Indemnification Agreement, and has been registered for coverage under the terms of the Company’s directors and officers liability insurance policy with regard to acts or events that occurred during his employment as an officer of the Company. The Executive and the Company acknowledge and agree that the provisions of the Indemnification Agreement shall survive any termination of Executive’s employment relationship with the Company, and that nothing in this Agreement, including but not limited to the Release in Section 4 above, shall prevent the Executive from exercising his rights under either the Indemnification Agreement or the directors and officers liability insurance policy.

14. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any agreements described in paragraphs 2(d) and 6. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.

14. Governing Law. This Agreement shall in all respects be governed by the laws of the State of California, without reference to its principles of conflicts of laws. The parties hereby agree that all disputes arising out of this Agreement shall be subject to the exclusive jurisdiction of and venue of the federal court situated within San Jose, California. Licensee hereby consents to the personal and exclusive jurisdiction and venue of such court. In the event a legal proceeding is initiated by either party, THE PARTIES HEREBY AGREE TO WAIVE A TRIAL BY JURY.

EXECUTIVE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 2.

Dated: April 4, 2003	/S/ TODD DAVIS
Todd Davis

Brio Software, Inc.

Dated: April 4, 2003	By: /S/ NANCY RAAB
Nancy Raab, VP Human Resources

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